Exhibit 23.2 Consent of KPMG LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Hills Bancorporation

We consent to the use in the Pre-Effective Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of our report dated March 10, 2011, with respect to the consolidated balance sheets of Hills Bancorporation as of December 31, 2010 and 2009, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the effectiveness of internal control over financial reporting as of December 31, 2010, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement and Prospectus.

(Signed) KPMG LLP

August 11, 2011